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                                                                   EXHIBIT 10.10

                         [LETTERHEAD OF MEGABIOS CORP.]

November 18, 1994

Rodney Pearlman, Ph.D.
PO Box 2108
El Granada, CA 94018

Dear Rodney:

      This letter is an offer from MEGABIOS Corp. (the "Company") to you for the position of Vice President, Research & Development, reporting to me. The offer consists of the following:

      (1)  Annual Salary: $165,000

      (2) Incentive Stock Option Grant: 250,000 options, each entitling you to purchase one share of the Company's common stock. The exercise price of this option is set by the Board of Directors based on the price at which equity was most recently sold. The option will vest over a four-year period beginning with the effective date of your employment.

      (3) You will be enrolled in the Company's corporate health care plan and entitled to all the corporate benefits for the Vice President level position.

      (4) You will receive a $7,500 bonus at the end of each of the four quarters of 1995.

      (5) The effective date of your employment will be no later than January 3, 1995.

      This offer will remain in effect until December 1, 1994. Please acknowledge your acceptance by signing below and returning this letter to me in the envelope provided.

      Rodney, we are very excited about working with you, and think we can build a lot of value with you. Should you have any questions about this offer or any part of it, please do not hesitate to discuss them with me.

Sincerely yours,

/s/ Benjamin F. McGraw, III

Benjamin F. McGraw, III Pharm.D.
President and Chief Executive Officer

Accepted:

/s/ Rodney Pearlman
--------------------------
Rodney Pearlman, Ph.D.